Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI Industries Fourth-Quarter and Year-End 2019 Conference Call Scheduled for February 11, 2020, at 8:30 a.m. ET

ELKHART, Ind., January 28, 2020 – LCI Industries (NYSE: LCII), which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, will release its fourth-quarter and year-end 2019 financial results before the market opens on Tuesday, February 11, 2020.

LCI Industries will also host a conference call on Tuesday, February 11, 2020, at 8:30 a.m. ET to discuss the results and other business matters. The call will conclude with a question-and-answer session with participation limited to institutional investors and analysts.

The conference call may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 6889293. Individual investors, retail brokers, and the media are invited to listen to a live webcast of the call on the LCI Industries website at www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 6889293. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

Participating in the conference call will be:

•Jason Lippert, CEO
•Brian Hall, CFO

About LCI Industries

From over 85 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; branded towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Source: LCI Industries

Brian Hall, CFO, (574) 535-1125, LCII@lci1.com